Exhibit 10.36

Schedule of Compensation for Named Executive Officers

Name	Job Title	Annual Base Salary	Target Bonus % of Base Salary
Philip J. Schoonover	Chairman, President and Chief Executive Officer	$900,000	100%
Michael E. Foss*	Executive Vice President and Chief Financial Officer	$575,000	80%
George D. Clark, Jr.	Executive Vice President, Multi-Channel Sales	$525,000	80%
Reginald D. Hedgebeth	Senior Vice President, General Counsel and Secretary	$375,000	60%
Eric A. Jonas, Jr.	Senior Vice President, Human Resources	$391,900	60%

*	Mr. Foss will be resigning from the company in April 2007 and from the board of directors in June 2007 to become an executive officer of Petco Animal Supplies, Inc. Mr. Foss will serve as principal financial officer pursuant to a consulting agreement through the date of the filing of this Annual Report on Form 10-K.

For fiscal year 2008, the Compensation and Personnel Committee of the Company’s Board of Directors has established specified earnings per share levels as the performance goal under the Circuit City Stores, Inc. 2003 Annual Performance-Based Bonus Plan. Bonuses are payable based on the Company’s achievement of the performance goal and may be higher or lower than the target bonus level.